NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.

SUBSCRIPTION AGREEMENT

This Agreement is made this 30th day of September 2007 by and between National Renewable Energy Investment Fund, Inc., a Maryland corporation (the “Company”), and the National Corn Growers Association (“Subscriber”).

WITNESSETH:

WHEREAS, the Company has been formed to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland, including, without limitation or obligation, and subject to making an election under the Investment Company Act of 1940, as amended (the “1940 Act”), conducting the business of a business development company under the 1940 Act; and

WHEREAS, Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to Subscriber, 22,500 common shares for a purchase price of $14.00 per share.

NOW THEREFORE, IT IS AGREED:

1. Subscriber subscribes for and agrees to purchase from the Company 22,500 common shares for a purchase price of $14.00 per share, a total of $315,000. Consideration for the issuance of these shares shall be:

a. The payment prior to the date hereof of legal expenses incurred in organization of the Fund, paid by Subscriber to the Company’s counsel, Blackwell Sanders LLP, in the amount of $27,229.74; and

b. A payment by check or wire transfer of immediately available funds in the amount of $287,770.26, payable promptly following execution hereof.

2. The Company agrees to issue and sell said shares to Subscriber promptly upon its receipt of the balance of the purchase price in cash as provided above.

3. To induce the Company to accept its subscription and issue the shares subscribed for, Subscriber represents that he is informed as follows:

(a) That the shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”);

(b) That the shares will be sold by the Company in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

(c) That the Company’s reliance upon the exemption from the registration requirements of the Securities Act is predicated in part on the representation and agreements contained in this Subscription Agreement;

(d) That when issued, the shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless the shares are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

(e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales as provided in Rule 144.

Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put him or her on notice as to restrictions on the transferability of the shares.

4. To further induce the Company to accept its subscription and issue the shares subscribed for, Subscriber:

(a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.”

6. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.

By:	/s/ David W. Miles

NATIONAL CORN GROWERS ASSOCIATION

By:	/s/ S. Richard Tolman

Name:	S. Richard Tolman

Title:	Chief Executive Officer

[Signature Page to Subscription Agreement]